Exhibit 99.1

CONTACTS:
Investors: Peggy Reilly Tharp	Media: Carter Cromley
(314) 628-7491	(703) 667-6110
peggy.tharp@savvis.net	carter.cromley@savvis.net

Savvis Appoints Chairman of the Board as Interim CEO

Phil Koen Steps Down

Company Reiterates Fourth Quarter 2009 Guidance

ST. LOUIS, January 11, 2010 – SAVVIS, Inc. (NASDAQ: SVVS), a global leader in internet infrastructure services for enterprises, today announced that James E. Ousley will serve as interim chief executive officer following the departure of Phil Koen. Effective as of the close of business on January 8, Koen resigned his positions with the company. The company’s board of directors has formed a succession committee to conduct a search for a new CEO.

Jim Ousley has served as non-executive chairman of Savvis since May 2006 and as a director since April 2002. In 2001, he was a founder of Vytek Wireless Corporation and was president, chief executive officer and a director until 2004. In addition, Ousley previously served as CEO and president of Syntegra Inc. (USA) and as president and CEO of Control Data Systems. Ousley also held various executive roles at Control Data Corporation (Ceridian Corporation) in global sales and marketing, mergers and acquisitions, and business development. Throughout his career he has helped form and direct numerous IT product and service joint ventures in the U.S., Asia, India and Europe. Ousley is a seasoned executive with more than 35 years of experience leading global technology companies. He currently serves on the boards of ActivIdentity Corp., Bell Microproducts, Inc. and Datalink, Inc.

“The board is grateful to Phil for his service to the company, particularly during these challenging economic times,” said Jim Ousley, interim CEO of Savvis. “Phil built a solid foundation for Savvis, as he transformed it into an IT infrastructure services company with a dedicated focus on cloud computing. He helped put in place a strong, experienced and stable management team and a strategic vision for the future, which we plan to expand on in 2010.”

“We would like to take this time to reaffirm our 2009 guidance, which calls for adjusted EBITDA of $215 to $220 million, total cash CAPEX guidance between $120 and $140 million, cash interest expense of approximately $40 to $45 million, and adjusted free cash flow of $40 to $50 million,” said Greg

Freiberg, chief financial officer of Savvis. “We will provide our 2009 results—including details around fourth quarter bookings, which were the best the company has seen in 18 months—and specifics regarding our 2010 plan, during our fourth quarter 2009 earnings call, which will be held on February 3.”

“I joined Savvis in 2006, with the objective to build a better company and to develop a world class team dedicated to meeting and exceeding our customers’ diverse requirements for IT infrastructure services,” said Phil Koen. “In consultation with our board of directors—and knowing we have a very strong leadership team in place—this is an excellent time for me to move on to a new opportunity and to watch Savvis continue to grow and excel.”

Interim CEO Jim Ousley, and other executive team members, will be discussing the announcement during an investor webcast at 8:30 a.m. ET on January 11, 2010. The webcast will be available at savvis.net on the Investor Relations page. A live conference call will also be available by telephone at (866) 259-1024 for financial analysts in North America or (703) 639-1218 for international analysts. A replay will be available on the Web site for six months. Investors may also access the replay by telephone through January 18, by dialing (888) 266-2081 in North America or (703) 925-2533 internationally and using the access code 1425981.

About Savvis

Savvis, Inc. (NASDAQ:SVVS) is a global leader in internet infrastructure services for enterprises. More than 4,000 customers, including 40 percent of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information visit www.savvis.net.

Savvis Forward-Looking Statements

This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from Savvis’ expectations. Certain factors that could affect actual results are set forth as risk factors in Savvis’ SEC reports and filings, including its annual report on Form 10-K and all subsequent filings as well as the risk that potential product cost and performance benefits may not be realized for any particular customer. Savvis assumes no obligation to update or supplement forward-looking statements. The guidance expressed in this press release is subject to final closing of the financial statements and completion of the annual audit of the company’s financial statements. Savvis plans to issue its full fourth quarter and fiscal 2009 financial and operating results on February 3, 2010. Further information regarding the fourth quarter and full year results will be available on the company’s quarterly earnings conference call with the investment community scheduled for February 3, 2010.

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